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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  4 May 1995

                               ALPNET, Inc.

          (Exact name of registrant as specified in its charter)


      UTAH                 0-15512               87-0356708

  (State or other      (Commission File        (IRS Employer
  jurisdiction of             Number)         Identification
  incorporation)                                  Number)




            4444 South 700 East
            Suite #204
            Salt Lake City, Utah                           84107-3075

  (Address of principal executive offices)                (Zip Code)



    Registrant's telephone number, including area code:  (801) 265-3300

Former name or former address, if changed since last report:  Not applicable.
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Item 5.  Press Release -- ALPNET ANNOUNCES FIRST QUARTER 1995 RESULTS

May 4, 1995 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), a worldwide supplier of language translation and related services, today announced results for the quarter ended March 31, 1995. Total revenues for the quarter were $5.9 million with net income of $14,000 or $.001 per share compared to revenues of $4.3 million with a net loss of $476,000 or $.031 per share for the first quarter of 1994.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report another quarter of increased revenues. This quarter's revenues, which mark the fourth consecutive quarter of growth, are primarily attributable to strong sales in ALPNET's major established markets such as the UK and Germany, increases in the contributions of new ALPNET offices opened in recent years, and to a lesser extent, the strength of foreign currencies in countries where the Company has operations as compared to the US dollar. The $1.6 million increase in consolidated revenues resulted in an improvement in net income of $490,000 when comparing the first quarter of 1995 to the first quarter of 1994. However, there is continuing price competition in the market which is holding prices and margins at very low levels. As a result, the Company reported a small net income for the first quarter of 1995."

Mr. Seal also said, "The Company continues to see expansion in the need for the services ALPNET provides in almost all of our markets. While price competition in the marketplace is a factor in our ability to grow our business, we will continue to take advantage of our technology to increase revenues, decrease costs and improve profitability."

ALPNET is a worldwide supplier of translation services, with 27 offices in 10 countries on 3 continents. ALPNET supplies its customers with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services.

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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ALPNET, Inc.

                               (Registrant)






Date:  May 5, 1995                      \s\  Thomas F. Seal
                                        Thomas F. Seal
                                        President and Chief Executive Officer




Date:  May 5, 1995                      \s\  D. Kerry Stubbs
                                        D. Kerry Stubbs
                                        Chief Financial Officer